AGREEMENT

between

Kelso Technologies Inc.
7773-118A Street
Delta, British Columbia V4C 6V1
("KELSO")

and

Barry LaCroix

("LACROIX")

for Kelso Technologies Inc.'s acquisition of Manhole Cover Patent No. US 7,104,722 B2
from Barry LaCroix

May 26, 2010

This Agreement ("**the Agreement**") confirms the terms whereby Kelso Technologies Inc. (referred to as "**KELSO**") acquires 100% interest assignment in the **LACROIX** "Manhole Cover Patent No. US 7,104,722 B2" owned by **LACROIX**.

The Manhole Cover technology is designed to be installed on existing rail tank cars and other storage and transport devices as a retrofit as well as for installation on newly-built rail tank cars and other storage and transport devices.

KELSO will develop a commercialization strategy and manufacture (or cause to have manufactured under its control) all Manhole Covers under this Patent and market and sale the end product to industry.

As a result of our discussions to date we have reached the agreement on the terms and the parties acknowledge this document has fairly and completing documented all terms and conditions for the Assignment to Manhole Cover Patent No. US 7,104,722 B2" owned by **LACROIX** to **KELSO**. Following are the mutually agreed upon terms for the assignment:

1. **KELSO** will pay, to **LACROIX**, forty thousand dollars Canadian dollars ($40,000.00)

2. **KELSO** will pay, a royalty of five percent (5%) of all gross sales of Manhole Covers sold under the auspices of this Patent, to **LACROIX** for the duration of the Patent (which expires in 2023) and thereby receive from **LACROIX**, a one hundred percent (100%) ownership assignment of "Manhole Cover Patent No. US 7,104,722 B2". Actual payments are to be made ninety (90) days after the close of **KELSO's** fiscal quarter beginning with the quarter ending August 31, 2010 so as to allow **KELSO** to collect the receivables for that entire quarter. If a customer fails to pay for product, **KELSO** will reduce the quarterly sales accordingly. If the customer eventually pays, we will add the royalty due to the next quarterly payment.

3. **KELSO** will own the entire Intellectual Property and related technology at the time of signing of this Agreement including any and all changes and/or modifications that are made to (a) the original design; and/or (b) to the Patent and which are subsequently approved by the governing Patent authority.

4. **LACROIX** agroes that he **LACROIX** will not, directly or indirectly, through any Company, officer, director, employee, representative or agent, as the case may be, take any action of any kind which might reasonably be expected to reduce the likelihood of success of this Agreement or the satisfaction of any condition contained in this **Agreement**, and further covenant and agree not to discuss, negotiate or entertain any proposal to enter into any competitive arrangements of the nature contemplated herein with any person or company other than **KELSO**.

5. **KELSO** will retain the exclusive rights to file for and acquire any Patents related to this Patent which are applied for in any jurisdiction in the world for as long as this Patent is in effect and is assigned to **KELSO.** In such case, **KELSO** agrees to payment of the five percent (5%) royalty defined above to **LACROIX** for the duration of any such future Patents.

6. **LACROIX** agrees to offer to **KELSO**, first right of refusal to acquire ownership of or exclusive rights to any inventions, ideas, products, patents, technical developments or claims that **LACROIX** may develop and which **KELSO** may wish to commercialize in fields which related to Kelso's general scope of business.

7. **LACROIX** shall, from the date of this **Agreement** henceforth, provide reasonable access to **KELSO** and its legal and financial advisors, to patent and other related proprietary and/or technical information for any purpose relating to the Patent as may be necessary and required for **KELSO** to undertake its responsibilities and work to commercialize this invention.

8. This **Agreement** is intended to set out the full intentions of the parties hereto.

9. **LACROIX** represents to **KELSO** that LACROIX has full ownership of and title to the patent and no other party has any ownership claim tot eh patent and related technical information, drawings and data;

   LACROIX agrees to cause **KELSO** to be bound by the terms and conditions of this **Agreement** insofar as they pertain to **KELSO**.

10. No disclosure with respect to this **Agreement** or concerning the Transaction will be made by **LACROIX** without the prior documented approval of **KELSO** except as may be required by law or any regulatory body or pursuant to the rules and regulations of any applicable stock exchange. All information, knowledge and data of a confidential nature (**"Confidential Information"**) which **LACROIX** shall acquire or which may come to **LACROIX's** knowledge during the term this **Agreement** shall at all times (both during the term of this **Agreement** and subsequent to the termination thereof) and for all purposes be held by **LACROIX** in confidence and **LACROIX** agrees that he shall not (both during the term of this **Agreement** and subsequent to the termination thereof) disclose, divulge, communicate orally, in writing or otherwise to any person or persons any Confidential Information. For the purposes hereof, "Confidential Information" includes, but is not limited to information emanating from **KELSO**, its associates, affiliates, agents or suppliers or conceived or developed by **KELSO** concerning research, development, patents, copyright, industrial property rights, marketing plans and strategies, profits, costs, pricing and systems of procedure. This *Section 10 shall survive the expiry or termination of this* ***Agreement***. **LACROIX** agrees not to present or discuss the Patent and related technical details with 3rd parties without the express prior

approval/agreement of the President of Kelso Technologies (U.S.A.) Inc. or the President of **KELSO**.

11. Each of the parties hereto will each pay their own respective expenses (including fees and expenses of legal counsel, investment bankers, brokers or other representatives or consultants) in connection with the Transaction (whether consummated or not). The parties acknowledge that there are no brokerage fees, commissions or other similar amounts payable with respect to the Transaction.

12. This document may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

In Witness Whereof, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives, this 28 day of MAY, 2010.

Kelso Technologies Inc.		Barry LaCroix
/s/ Neil Gambow		/s/ Barry LaCroix
By: Neil Gambow President Kelso Technologies (USA) Inc. Director Kelso Technologies, Inc.	Inventor	By: Barry LaCroix